EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Tutor Perini Corporation Announces Q2 2010 Results

•	Revenues of $914.4 million, compared to $1.38 billion in Q2 2009

•	Net income of $32.7 million, compared to $38.9 million in Q2 2009

•	Diluted EPS of $0.66, compared to $0.79 in Q2 2009

Sylmar, CA – August 5, 2010 - Tutor Perini Corporation (NYSE: TPC), a leading civil and building construction company, today reported results for the second quarter ended June 30, 2010.

Second Quarter and Six Month Results
Revenues from construction operations were $914.4 million for the second quarter of 2010, as compared to revenues of $1.38 billion for the second quarter of 2009. Net income was $32.7 million for the second quarter of 2010, as compared to net income of $38.9 million for the second quarter of 2009. Diluted earnings per common share were $0.66 for the second quarter of 2010, as compared to diluted earnings per common share of $0.79 for the second quarter of 2009.

Revenues from construction operations were $1.78 billion for the first six months of 2010, as compared to revenues of $2.90 billion for the first six months of 2009.  Net income was $53.7 million for the first six months of 2010, as compared to net income of $77.9 million for the first six months of 2009. Diluted earnings per common share were $1.09 for the first six months of 2010, as compared to diluted earnings per common share of $1.59 for the first six months of 2009.

Operating results for the second quarter and the first six months of 2010 were reduced from the same periods in 2009 primarily as a result of the completion of MGM’s Project CityCenter in December 2009; however, operating margins increased due to higher margin public works building and civil contracts.

At June 30, 2010, working capital was $344.7 million, an increase of $41.6 million from $303.1 million at December 31, 2009. The Company had $311.4 million in available borrowings at June 30, 2010. The Company believes its financial position and credit arrangements are sufficient to support the Company’s current backlog and anticipated new work.

Backlog
The backlog of uncompleted construction work at June 30, 2010 was $4.3 billion, an increase of $0.5 billion from backlog reported at March 31, 2010 and consistent with backlog of $4.3 billion reported at December 31, 2009. As anticipated, during the second quarter of 2010 we converted a number of pending awards into backlog across all of our business segments.  New contract awards and adjustments to contracts in process during the second quarter of 2010 added approximately $1.4 billion to backlog and include a $480 million courthouse in San Diego, a $300 million hospital in northern California, a $149 million rehabilitation of the Tappan Zee Bridge and the New Irvington Tunnel in northern California with a joint venture share of the contract of $91 million.

Outlook
Guidance for the full year of 2010 is estimated to be within the range previously provided. Revenues are estimated to be in the range of $3.4 to $3.9 billion and diluted earnings per common share are estimated to be in the range of $2.00 to $2.20 per share.

Ronald Tutor, Chairman and CEO, said: “We are pleased with our results this quarter, especially with those of our Civil Segment, which is on track to achieve the margins we expected this year.  We believe there are signs that the construction market is beginning to stabilize.”

2nd Quarter Conference Call
The Company will host a conference call at 1:30 PM Pacific Time on Thursday, August 5, 2010, to discuss the Company’s second quarter 2010 results. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (800) 299-0148 and enter the pass code 44847780. International callers should dial (617) 801-9711 and enter the pass code 44847780.

If you are unable to participate in the call at this time, a replay will be available on Thursday, August 5, 2010 at 4:30 PM Pacific Time, through Thursday, August 12, 2010 at 9:00 PM Pacific Time. To access the replay dial (888) 286-8010 and enter the replay code 61110062. International callers should dial (617) 801-6888 and enter the same replay code 61110062.

About Tutor Perini Corporation
Tutor Perini Corporation (the “Company”) is a leading civil and building construction company offering diversified general contracting and design/build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures. We offer general contracting, pre-construction planning and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including excavation, concrete forming and placement, steel erection, electrical and mechanical services, plumbing and HVAC. We are known for our major complex building project commitments as well as our capacity to perform large and complex transportation and heavy civil construction for government agencies and private clients throughout the world.

The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company’s expectations, hopes, beliefs, intentions, strategies regarding the future and statements regarding future guidance and non-historical performance. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. The Company’s expectations, beliefs and projections are expressed in good faith and the Company believes there is a reasonable basis for them. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company's ability to successfully and timely complete construction projects; the Company’s ability to win new contracts and convert backlog into revenue; the potential delay, suspension, termination, or reduction in scope of a construction project; the continuing validity of the underlying assumptions and estimates of total forecasted project revenues, costs and profits and project schedules; the outcomes of pending or future litigation, arbitration or other dispute resolution proceedings; the availability of borrowed funds on terms acceptable to the Company; the ability to retain certain members of management; the ability to obtain surety bonds to secure its performance under certain construction contracts; possible labor disputes or work stoppages within the construction industry; changes in federal and state appropriations for infrastructure projects; possible changes or developments in worldwide or domestic political, social, economic, business, industry, market and regulatory conditions or circumstances; and actions taken or not taken by third parties, including the Company’s customers, suppliers, business partners, and competitors and legislative, regulatory, judicial and other governmental authorities and officials. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Tutor Perini Corporation (NYSE) Summary of Consolidated Operations (Unaudited) (In thousands, except per share data)
	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues:
Building	$663,157	$1,215,982	$1,349,441	$2,558,919
Civil	197,431	97,229	322,091	186,574
Management services	53,788	69,537	107,919	155,537
TOTAL REVENUES	$914,376	$1,382,748	$1,779,451	$2,901,030

Gross profit	$98,912	$108,213	$175,045	$215,123
General and administrative expenses	43,061	44,453	85,037	88,729
Income from construction operations	55,851	63,760	90,008	126,394
Other income (expense), net	(1,102)	619	(757)	1,885
Interest expense	(3,244)	(2,864)	(4,765)	(4,094)
Income before income taxes	51,505	61,515	84,486	124,185
Provision for income taxes	(18,780)	(22,618)	(30,828)	(46,307)
NET INCOME	$32,725	$38,897	$53,658	$77,878

BASIC EARNINGS PER COMMON SHARE	$0.67	$0.80	$1.09	$1.61

DILUTED EARNINGS PER COMMON SHARE	$0.66	$0.79	$1.09	$1.59

Weighted average common shares outstanding:
Basic	49,001	48,521	49,013	48,518
Effect of dilutive stock options and
restricted stock units outstanding	535	476	436	490
Diluted	49,536	48,997	49,449	49,008

Selected Balance Sheet Data (Unaudited) (In thousands)
	June 30,	December 31,
	2010	2009
Total assets	$2,882,691	$2,820,654
Working capital	$344,711	$303,118
Long-term debt, less current maturities	$82,939	$84,771
Stockholders' equity	$1,336,480	$1,288,426

CONTACT:	Kekst and Company
Douglas Kiker, 212-521-4800
Or
Tutor Perini Corporation
Kenneth R. Burk, 818-362-8391 Executive Vice President, Chief Financial Officer